UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008 (February 25, 2008)

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29815	54-1655029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11080 CirclePoint Road, Suite 200 Westminster, Colorado		80020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 426-6262

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) held on February 25, 2008, the Compensation Committee determined and approved 2007 cash bonus awards and 2008 base salaries and target bonus awards (expressed as a percentage of base salary) for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission).  The 2007 cash bonus awards and 2008 base salaries and target bonus awards (expressed as a percentage of base salary) for the named executive officers are set forth on Exhibit 10.1 attached hereto and incorporated herein by reference.

The Compensation Committee also reviewed and approved, at the same meeting, the 2008 corporate and individual performance objectives to be evaluated by the Compensation Committee in connection with the determination of 2008 bonus awards for the named executive officers.  The 2008 corporate objectives generally target the achievement of specific research and development, commercial planning, manufacturing and corporate development milestones that are considered to be important to the achievement of the Company’s long-term strategic goals.  The 2008 individual objectives for the named executive officers (other than the Chief Executive Officer, whose bonus is tied entirely to the achievement of corporate objectives) focus on contributions that are generally consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company.

The 2008 corporate objectives and 2008 target bonus award (expressed as a percentage of base salary) for the Chief Executive Officer were also reviewed and approved by the full Board of Directors at a meeting held on February 25, 2008.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Compensation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 29, 2008

ALLOS THERAPEUTICS, INC.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Its:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Compensation